THE SYMBOL “*****” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

BUSINESS AND ROYALTY AGREEMENT

     This Business and Royalty Agreement (this “Agreement”) is made and entered into as of the 6th day of February, 2008, by and between Global Energy, Inc., a corporation organized and existing under the laws of the State of Nevada (“Global”), and Covanta Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (“Covanta”).

     WHEREAS, AlphaKat GmbH, a company organized and existing under the laws of Germany (“AK”), owns or has certain rights to a proprietary technology developed by Dr. Christian Koch to convert waste material which contains hydrocarbons into diesel (as further defined below, the “Technology”);

     WHEREAS, AK and Global formed AlphaKat - Global Energy GmbH, a company organized and existing under the laws of Germany (“Licensor”), to market the Technology in accordance with the agreements entered into by AK and Global;

     WHEREAS, Global has the right to develop projects using the Technology in the United States and China on an exclusive basis and in other countries, including the United Kingdom and the Republic of Ireland, on a non-exclusive basis; and

     WHEREAS, consistent with the terms of the License Agreement (as defined below), Covanta and Global want to enter into an agreement whereby Global grants to Covanta such exclusive and non-exclusive rights for the development of projects using the Technology in the United States, China, the United Kingdom and the Republic of Ireland as and to the extent held by Global (but without representation by Global with respect to the nature or scope of any such rights), all on the terms and conditions set forth herein;

     NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE 1 – DEFINITIONS AND INTERPRETATION

Section 1.1 Capitalized Terms. Unless otherwise specified herein, the following capitalized terms shall have the following meanings:

     “Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person. For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such

Person, whether by operation of law, by contract or otherwise. Except as shall otherwise be expressly provided in this Agreement, and for the avoidance of any doubt, as of the Effective Date, (i) Licensor and AK are Affiliates and (ii) Licensor and Global are Affiliates, but AK and Global are not Affiliates.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “AK” means AlphaKat GmbH, a company organized and existing under the laws of Germany, and its successors and permitted assigns.

     “Assumptions” has the meaning set forth in Section 5.3.

     “Carve-Out Project” has the meaning set forth in Section 2.2.

     “Contracted Waste” means all non-hazardous waste, regardless of the source of such waste, which is under contract to be delivered to Covanta or any of its Affiliates for disposal in, or processing by, one of the facilities owned or operated by Covanta or any of its Affiliates.

     “Commercial Waste” means all non-hazardous solid waste that is collected from commercial establishments, including residential apartment buildings, office buildings, restaurants, industrial parks, all other business facilities and all recyclable materials from recycling facilities.

     “Competitor” means a Competitor of Covanta or a Competitor of Global, as the context requires.

     “Competitor of Covanta” means a Person, directly or through Affiliates, engaged primarily in the waste disposal business, including the energy from waste business.

     “Competitor of Global” means a Person, directly or through Affiliates, engaged primarily in the business of selling equipment that converts waste or organic feedstock(s) containing hydrocarbon materials into diesel fuel or any Person that is involved primarily in the development of such equipment or the technology on which it is based.

     “Consulting Agreement” means the Consulting Agreement entered into by Global and Trianon dated October 20, 2007, a copy of which has been provided to Covanta.

     “Covanta” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

     “Covanta Rights” has the meaning set forth in Section 2.1.

     “Default” has the meaning set forth in Section 7.1.

     “Demonstration Plant” has the meaning set forth in the License Agreement.

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     “Dispute” has the meaning set forth in Section 9.1.

     “DP Site” has the meaning set forth in Section 4.2(b) .

     “DP System” has the meaning set forth in Section 4.2.

     “Effective Date” has the meaning set forth in Section 6.1.

     “Election Notice” has the meaning set forth in Section 4.2.

     “Excluded Projects” has the meaning set forth in Section 2.3(a)

     “Extended Period” has the meaning set forth in the License Agreement.

     “Feedstock” means Household Waste, Contracted Waste, Commercial Waste or Radial Biomass, as the case may be.

     “Global” means Global Energy, Inc., a Nevada corporation.

     “Governmental Organization” has the meaning set forth in the License Agreement.

     “Household Waste” means all non-hazardous, post-recycled municipal solid waste which is collected from residences, which waste is of the type normally accepted for processing at waste to energy facilities in the United States, China, the United Kingdom or the Republic of Ireland, as the case may be.

     “ICC” means the International Chamber of Commerce.

     “ICC Rules” has the meaning set forth in Section 9.1(c) .

     “Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of such components for Systems (whether or not patentable, useful or workable) through the implementation, development, testing and improvement of the Technology.

     “Initial Period” has the meaning set forth in the License Agreement.

     “Interim Period” has the meaning set forth in the License Agreement.

     “KDV 500” means the system of components, including all of the structural steel, piping, pumps, vessels, control systems, wiring, two proprietary “mixing turbine pumps” and the operations, maintenance and start-up manuals provided by AK, to convert

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hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology which is capable of producing a minimum of 500 liters of diesel oil per hour.

     “License Agreement” means the License Agreement entered into by Covanta and Licensor of even date herewith, a copy of which has been provided to Global.

     “Licensor” has the meaning set forth in the second recital hereto and includes its successors and permitted assigns.

     “LLCA” has the meaning set forth in Section 2.3(g) .

     “Parties” means Global and Covanta.

     “Party” means Global or Covanta, as the case may be.

     “Person” means any natural person, corporation, company, partnership, business trust, governmental authority or other entity.

     “Project” means a project which is initiated, developed and owned by Covanta, a Covanta Affiliate or a Governmental Organization, in whole or in part, to convert a Feedstock to diesel using the Technology in Territory A or Territory B.

     “Project Company” has the meaning set forth in Section 2.3(g) .

     “Purchase Order” has the meaning set forth in the License Agreement.

     “Radial Biomass” means biomass, including wood, wood waste and other types of cellulosic materials which are collected within or from an area within a 100 mile radius of any biomass facility that is owned by Covanta or an Affiliate of Covanta in the states of California or New York as of the Effective Date.

     “Royalty” has the meaning set forth in Section 5.1.

     “System” means any system of components, whether it is in existence today or developed hereafter, including all of the structural steel, piping, pumps, vessels, control systems, wiring, the proprietary “mixing turbine pump(s),” any new components of any future system of components and all of the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology, including, for the avoidance of doubt, the KDV 500.

     “Technology” has the meaning set forth in the License Agreement.

     “Territory A” means the United States.

     “Territory B” means China, the United Kingdom and the Republic of Ireland.

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     “Trianon” means Trianon Partners, a Nevada corporation, and its successors and assigns.

Section 1.2 Interpretation. In this Agreement, unless otherwise indicated or required by the context:

     (a) Reference to and the definition of any document (including this Agreement) or any applicable law shall be deemed a reference to such document or applicable law as it may be amended, supplemented, revised or modified from time to time;

     (b) All references to an “Article,” “Section” or “Exhibit” are to an Article or Section hereof or to an Exhibit attached hereto;

     (c) Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

     (d) Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

     (e) The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (f) The words “include,” “includes” and “including” mean include, includes, and including “without limitation” and “without limitation by specification;” and

     (g) The phrase “exclusive right(s)” as used herein is intended to have the same meaning as the term “Full Right(s)” as used and defined in the License Agreement and the phrase “non-exclusive right(s)” as used herein is intended to have the same meaning as the term “Qualified Right(s)” as used and defined in the License Agreement.

ARTICLE 2 – RELATIONSHIP AND RIGHTS OF THE PARTIES

Section 2.1 Rights of Covanta. Subject to the terms of this Agreement, and intending to be consistent with the terms and conditions of the License Agreement, during the Interim Period, the Initial Period and the Extended Period, Global hereby grants to Covanta to the extent now or hereafter held by Global during the term of this Agreement (the “Covanta Rights”):

     (a) The exclusive right in Territory A (subject to the rights of Licensor with respect to Carve-Out Projects) and the non-exclusive right in Territory B to use, practice and make Improvements to the Technology for Projects using Household Waste; except that Licensor shall retain the right to develop Carve-Out Projects within Territory A as set forth in Section 2.2;

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     (b) The exclusive right in Territory A and Territory B to use, practice and make Improvements to the Technology in connection with Projects using Contracted Waste;

     (c) The exclusive right in the applicable areas of Territory A to use, practice and make Improvements to the Technology in connection with Projects using Radial Biomass;

     (d) The non-exclusive right in Territory A and Territory B to use, practice and make Improvements to the Technology in connection with Projects using Commercial Waste; and

     (e) To sell Systems to Governmental Organizations as is permitted by Section 2.5 of the License Agreement.

Global expressly agrees that it shall not do anything in connection with the Technology, during the term of the License Agreement, which is inconsistent with any of the exclusive rights granted by Licensor to Covanta as part of the Covanta Rights regardless of whether such rights have been or will be granted to Global by Licensor. For the avoidance of doubt, Covanta shall be entitled to exercise any or all of the license rights granted to it in the Technology itself or through any of its Affiliates, but Covanta shall not have the right to issue sublicenses to any Person other than an Affiliate.

Section 2.2 Carve-Out Projects. The term “Carve-Out Project” shall mean any project using the Technology that is initiated and developed by Global which is comprised of a maximum of four (4) KDV 500s (or its equivalent in output capacity in other Systems), such number of KDV 500s to be reduced if it is necessary for the project to process more than 125 tons of Household Waste to meet the maximum diesel output capacity of the four (4) Systems in a county, township or other geographic area in Territory A where the amount of Household Waste collected is 125 tons per day or less. Prior to the date that Covanta has satisfied the requirements set forth in Section 2.1(a) of the License Agreement, Global shall not have the right to develop Carve-Out Projects. Following the date that Covanta has satisfied the requirements set forth in Section 2.1(a) of the License Agreement, Global shall have the right to develop Carve-Out Projects, subject to the following procedures:

     (a) Pre-Approval Notice. If Global is contacted by a Person interested in a project that will process Household Waste using the Technology or if Global is interested in pursuing potential projects that will process Household Waste using the Technology in a particular geographic area, Global shall have the right to notify Covanta, in writing, about the project opportunity (a “Pre-Approval Notice”) and ask Covanta to confirm, in writing, whether it agrees that a project to process Household Waste using the Technology in such geographic area will qualify as a Carve-Out Project. Covanta shall not unreasonably withhold such confirmation and shall respond to each such Pre-Approval Notice in writing within thirty (30) days of the receipt thereof. If Covanta fails

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to respond to any Pre-Approval Notice within such thirty (30) day period, such failure shall be deemed to be an approval.

     (b) Carve-Out Project Notice. If Global decides to pursue a Carve-Out Project (whether such project has been the subject of a Pre-Approval Notice or not), Global shall provide a written notice to Covanta (a “Carve-Out Project Notice”) to advise Covanta that Global is proceeding with a Carve-Out Project, such notice to include as much detail about the project as available at the time, including the name of the project, the geographic area in which the project is located, information about the collection of waste in such area to support the conclusion that the project qualifies as a Carve-Out Project (unless Covanta has already confirmed that such project qualifies as a Carve-Out Project in its response to a prior Pre-Approval Notice or is deemed to have confirmed it pursuant to Section 1.2(a)), the supplier of the Household Waste for the project, any commercial terms regarding the tipping fees for the project and potential off-take arrangements, an estimate of the cost of developing the project, the pro forma for the project, if available, and any other information which is available to Global that might be relevant to Covanta in making a decision whether to jointly pursue the development of such project with Global. Covanta shall have forty-five (45) days from the receipt of the Carve-Out Project Notice to review the project information and decide whether Covanta wants to jointly develop the project with Global (Covanta to have the right to provide sixty-five percent (65%) of the equity required for the project, subject to the obligation to fund sixty-five percent (65%) of the development costs). During the forty-five (45) day period, Global shall use all reasonable business efforts to respond to any questions raised by Covanta and the Parties shall meet to discuss the project if either Party requests to do so. Unless the Parties have otherwise agreed to jointly develop the project and on what terms, Covanta shall provide a written notice to Global prior to the expiration of the forty-five (45) day period indicating whether Covanta wants to jointly pursue the project with Global. If Covanta fails to respond in a timely manner to a Carve-Out Project Notice, it shall be deemed the delivery of a written notice that Covanta is not interested in jointly developing such project.

     (c) Proceeding with Carve-Out Project. If Covanta decides to proceed jointly with Global in developing a Carve-Out Project, the Parties shall cooperate together, in good faith, to document the basic business arrangements as soon as practicable, in writing, so that the joint development of the Project can proceed. If Covanta decides that it does not want to proceed jointly with Global in pursuing a Carve-Out Project (or if Covanta is deemed to have decided not to proceed jointly), then Global, subject to the provisions of Section 2.2(d), shall be entitled to proceed with such Carve-Out Project on its own.

     (d) Disputes. Notwithstanding anything which may be contained herein to the contrary, if Covanta believes that a project does not qualify as a Carve-Out Project and Global disputes such claim, then, if the Parties cannot resolve their differences, the issue shall be considered a Dispute and it shall be resolved in accordance with the provisions of Article 9.

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Section 2.3 Project Investment Rights of Global. Covanta hereby grants to Global the right to invest equity in the Projects being developed by Covanta during the Initial Period and the Extended Period and which are to be owned by Covanta or a Covanta Affiliate, subject to the further provisions and procedures of this Section 2.3.

     (a) Excluded Projects. Global shall not have the right to invest equity in (i) any Projects developed by Covanta that will be owned by a Governmental Organization, (ii) the Demonstration Plant and (iii) up to ten (10) individual Systems that Covanta has the right to purchase through Licensor for use by Covanta at any of its waste to energy plants in Territory A and which will be owned by Covanta or a Covanta Affiliate (the “Excluded Projects”).

     (b) Equity Investment Notice. If Covanta decides to pursue any Project that is not an Excluded Project, Covanta shall provide a written notice to Global (an “Equity Investment Notice”) to advise Global that Covanta is proceeding with the Project, such notice to include as much detail about the Project as is available at the time, including the name of the Project, the supplier of the Feedstock for the Project, any commercial terms regarding the tipping fees for the Project and potential off-take arrangements, an estimate of the cost of developing the Project, the pro forma for the Project, if available, and any other information which is available to Covanta that might be relevant to Global making a decision to invest equity in such Project. Global shall have forty-five (45) days from the receipt of the Equity Investment Notice to review the information about the Project and decide whether Global wants to invest equity in the Project. During the forty-five (45) day period, Covanta shall use all reasonable business efforts to respond to any questions raised by Global and the Parties shall meet to discuss the Project if either Party requests to do so. Global shall have the right, in its sole discretion, to invest up to thirty-five percent (35%) of the total required equity for each Project which is the subject of an Equity Investment Notice, but in no event may Global invest less than ten percent (10%) of the total equity in such Project. If Global elects to invest in a Project, Global shall provide a written response to Covanta (the “Equity Commitment Response”) prior to the expiration of the forty-five (45) day period indicating whether Global wants to invest equity in the Project and, if so, the total percentage of the required equity that it wants to invest. If Global fails to respond in a timely manner to an Equity Investment Notice, it shall be deemed the delivery of a written notice that Global is not interested in investing equity in the Project. If the Equity Commitment Response indicates that Global is not interested in providing any of the required equity for a Project (or Global is deemed to have delivered such a notice), then Covanta shall be free to pursue the Project without any further obligation to offer Global the right to invest equity in such Project.

     (c) Equity Commitment Letter. If Global decides it wants to invest a portion of the required equity for a Project, the Parties shall cooperate together, in good faith, to enter into an equity commitment letter (the “Equity Commitment Letter”) based upon the form of equity commitment letter attached hereto as Exhibit 2 within thirty (30) days of the receipt of the Equity Commitment Response, which letter shall set forth (i) the total anticipated equity investment for the Project, (ii) a tentative schedule for the funding of the equity for the Project which shall be based on the anticipated terms for the relevant

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Purchase Order and the costs and installation schedule for the balance of the Project, (iii) the percentage of the total required equity to be provided by Global (up to a maximum of thirty-five percent (35%) of the total required equity but not less than ten percent (10%) of the total required equity) and (iv) any such other terms as the Parties may mutually agree. Global acknowledges and agrees that the anticipated equity investment and equity funding schedule will only be an estimate and that the ultimate equity investment and equity funding schedule shall be what is required for the Project.

     (d) Recovery of Development Costs. Global recognizes that Covanta will be incurring development costs in connection with each of the Projects in which Global has decided to make an equity investment, including burdened costs for its own personnel that are working on the development of the Project. To minimize difficulties associated with tracking its development costs, the Parties agree that Covanta shall be reimbursed from the initial equity investment made by the Parties in a particular Project for all of the third party development costs incurred by Covanta plus a development fee equal to One Hundred Thousand Dollars ($100,000) for each KDV 500 that is installed as part of the Project (such amount to be increased if the Project uses a System other than a KDV 500 in proportion to the increased diesel output of the System installed), but in no event shall the development fee for a Project exceed the sum of One Million Dollars ($1,000,000). For each of the Projects in which Global decides to invest, Covanta shall provide Global with a schedule of the third party development costs that Covanta has incurred, together with copies of the invoices in support of such costs.

     (e) Equity Investment into Project. Prior to the execution of a Purchase Order for the Systems required for a Project, Covanta shall provide Global with an update of the total expected equity required for the Project and an updated schedule for the contribution of the equity. All equity invested in a Project shall be invested as a capital contribution to the limited liability company to be established by Covanta and Global for the Project. If a scheduled equity funding commitment is pending and Global determines that it will not be able to fund all or part of such obligation, Global shall promptly provide written notice to Covanta (which shall in no event be less than ten (10) days’ prior to the date that such funding is due) indicating the amount, if any, of the equity that Global will fund on such date. If Global fails to timely fund an equity funding commitment in accordance with the final equity funding schedule for the Project, in whole or in part, then, unless Covanta agrees otherwise in its sole discretion, Global shall forfeit its right to fund any additional equity for the Project and Covanta shall fund the balance of the equity that is required for the Project. Notwithstanding anything contained herein to the contrary, if the equity that is required for the Project exceeds the amount that was estimated by the Parties, Global shall be entitled to fund a pro rata share of such equity as the funds are needed. Once the Project achieves commercial operation, the respective equity percentages of the Parties shall be determined based on the total amount of the equity that was actually funded by each Party.

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     (f) Operation and Maintenance of Projects by Covanta. During the Interim Period, the Parties shall cooperate together in good faith to develop a standard form of an operations and maintenance agreement (the “OMA”) pursuant to which an Affiliate of Covanta shall be engaged to operate all Projects that will be jointly owned by Covanta and Global. Unless the Parties otherwise agree, for the first five (5) years following the Effective Date, the OMA shall be based on a “cost plus” structure with a fixed annual fee of Four Hundred Thousand ($400,000) as of January 1, 2008 (such amount to be adjusted each year by the increase in the Consumer Price Index published by the U.S. Department of Labor Bureau of Labor Statistics CPI-U for All Urban Consumers, US City Average (Table 1)). Prior to the end of the five (5) year period, the Parties will review the amount of the fee and whether different fixed fees should be charged for Projects with different numbers of Systems. Under the OMA, Covanta or its Affiliate shall be reimbursed for all direct costs of operating the Project and for the burdened costs of the operators and all supervisory personnel dedicated to the operation of the applicable Project.

     (g) Execution of LLCA. Each Project in which Global invests shall be owned by a separate limited liability company (each, a “Project Company”) formed to own and operate the Project. Prior to executing the Purchase Order for a Project, the Parties shall negotiate, in good faith, a limited liability company agreement (the “LLCA”) for the Project Company based on the standard form of LLCA agreed to by the Parties, it being agreed that each Project will have its own unique requirements that will have to be addressed in the LLCA for the applicable Project Company. Within sixty (60) days of the execution hereof, Covanta will provide a proposed form of LLCA that is based on the relevant provisions of this Agreement and the key terms set forth in Exhibit 1 attached hereto (or cause Trianon to provide such draft to the Parties). During the sixty (60) day period following the delivery of the initial draft of the LLCA, the Parties shall negotiate a standard form of LLCA to be used as the model for future LLCAs to be entered into by the Parties for projects to be jointly owned by the Parties during the Initial Period and the Extended Period. Once the Parties have finalized the standard form of LLCA, they shall execute a document confirming that such document is the standard form of LLCA and it shall replace the key terms set forth in Exhibit 1.

     (h) Sale of Interest in Projects. If Covanta or Global wants to sell its interest in any Project in which the Parties have jointly invested, the Parties agree that any such sale shall be accomplished by the applicable Party (the “Selling Party”) selling its membership interest in the Project Company and any transfer by any Selling Party in contravention of the provisions of this Section 2.3(h) (whether by sale or transfer of an intermediate holding company or other direct or indirect transfer) shall be void and of no force and effect. Any such sale shall be subject to the restrictions and other conditions set forth in the LLCA for the Project Company. The LLCA shall require the Selling Party to first offer to sell the membership interest to the other Party in accordance with a formula price or an appraisal process, as the Parties shall determine when the standard form of LLCA is negotiated. If such other Party does not want to purchase the membership interest from the Selling Party, the Selling Party shall be entitled to sell the membership interest to any Person other than a Competitor of such other Party unless such other Party consents to the sale in writing in its sole discretion.

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     (i) Financing of Projects. Global acknowledges that Covanta does not intend to secure debt financing for each Project that is to be developed by Covanta and that the funding for such Projects is expected to be all in the form of equity. If Covanta elects to arrange a financing for a particular Project in which Global has committed to invest prior to the placement of the Purchase Order for the Systems that are required for such Project and the lender(s) for such Project are not willing to accept the risk that Global will timely fund its equity commitments or any of its other support obligations to the Project, Global shall be required to provide whatever credit support is required by such lender(s) for its equity investment and its share of any other equity support obligations, including a letter of credit in support of such commitments. Once Covanta has been able to secure limited recourse take-out financing for one or more Projects, as discussed in Section 2.2(j), it will consider arranging a tranche of limited recourse debt for Projects with a capital cost in excess of $40 Million prior to the commencement of the construction of such Projects. Notwithstanding anything which is contained herein to the contrary, Covanta shall not be under any obligation whatsoever to provide a “wrap” of Global’s equity obligation or any other credit support obligation of Global to the lender(s).

     (j) Take-Out Financings. Covanta or the Project Company will evaluate the ability to secure limited recourse take-out financing for multiple Projects once they have operated successfully for a period of at least eighteen (18) months to enable Covanta and Global to recover some or all of the equity that each has invested in such Projects. If the overall conditions in the credit markets and the merits of the potential financing options are favorable, Covanta shall undertake to secure limited recourse take-out financing. If Covanta pursues such a financing, Global agrees to cooperate with Covanta and the lender(s) in good faith in pursuing and closing such financing. Global shall be required to provide whatever credit support is required by such lender(s) for its share of any equity support obligations for such take-out financing, including a letter of credit in support of such commitments. The proceeds of any such take-out financing shall be distributed to each Party in the ratio that such Party’s total equity investment in all of the Projects that are the subject of such financing bears to the total equity investment of both Parties in all such projects.

     (k) Entitlements. In each Project in which Global Energy elects to invest, the Parties will form a Project Company as further provided for in Section 2.3(g) to own such Project. As an owner of the Project Company, each Party (or its Affiliate) will be entitled to its pro rata share of all of the items of income, gain, loss, deduction and credit derived by the Project Company and its pro rata share of the net distributable cash flow of the Project Company.

Section 2.4 EPA Certification. Covanta will use commercially reasonable efforts during the term hereof to obtain United States Environmental Protection Agency certification for use of the diesel oil to be produced by the Systems to be used as a fuel in highway motor vehicles in the Unites States. Covanta shall take the lead with respect to the necessary activities for securing such certification, including preparing and submitting applications to, and making necessary contacts with, the United States Environmental Protection Agency,

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and Global shall reasonably cooperate with such efforts to be undertaken by Covanta. Covanta shall track all the costs incurred in connection with the necessary activities (including costs for necessary tests, meetings with agency officials, third party consultants, the preparation of written reports and applications and any government relations activities) using Covanta’s existing cost accrual and tracking systems. Prior to incurring such costs, Covanta shall provide Global with a schedule of the reasonably expected costs related to such activities, the third party vendors and other expenses expected to be incurred by Covanta for prior approval by Global and Global agrees to not unreasonably withhold or delay its approval. The Parties agree that Covanta shall be reimbursed by Global for fifty percent (50%) of all the costs and expenses which are incurred by Covanta in connection with seeking such fuel certification, all such costs to be supported by proper verification of such costs and expenses, including invoices.

Section 2.5 Certain Sales by Licensor. The Parties acknowledge that Licensor shall be entitled, prior to the time that Covanta has completed the purchase of the Demonstration Plant and placed a Purchase Order and paid the deposit on five (5) additional Systems, all as further provided for in Section 2.1(a) of the License Agreement, to sell Systems that it would otherwise not be allowed to sell pursuant to the terms of the License Agreement once Covanta has performed the requirements set forth in Section 2.1(a) of the License Agreement. The Parties acknowledge and agree that it is in their mutual best interest for Licensor to not sell Systems in Territory A to any Person other than Covanta, Global and Renewable Diesel, LLC, a Delaware limited liability company. Accordingly, the Parties further agree as follows:

     (a) Notices. If any Person contacts Licensor at any time during the period which is specified in Section 2.1(c) of the License Agreement to purchase one or more Systems for any of the purposes which are specified in clause (ii) of Section 2.1(c) of the License Agreement, Global shall (i) provide a written notice of such contact to Covanta and (ii) a written notice to such Person (with a copy of such notice to Covanta) that no Systems can be sold for such purpose unless such Person offers Covanta, in writing, the right to invest 50 percent of the cost of the project to be developed with such Systems and to own 50 percent of such project (on an equal basis and terms with such Person) and the right to operate such project. Covanta agrees it shall notify such Person and Licensor, in writing, whether Covanta wants to be involved in such project as a 50 percent owner and operator or waive its right to do so. The Parties acknowledge that AK has agreed, by its acknowledgment of the terms of the License Agreement, not to enter into a Purchase Order with such Person unless Licensor has satisfied the notice requirements of Section 2.1(d) of the License Agreement and Covanta elects to not participate in the project.

     (b) Notice by Covanta. Covanta shall notify the Person that wants to purchase the System(s), in writing, with a copy to Licensor and Global, whether Covanta wants to be involved in such project as a 50 percent owner and as the operator or waive its right to do so.

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     (c) Actions by Global. Global further agrees to take all reasonable actions, in its capacity as 50 percent owner of Licensor, to prevent the sale of such Systems to any Person unless all of the foregoing requirements have been satisfied.

     (d) Penalty. If Global is aware of a potential sale of Systems by Licensor to a Person in violation of the provisions set forth in the License Agreement and this Section 2.5 and the sale proceeds without Covanta being given the right to own 50 percent of the project being developed with such Systems and the right to operate such project, Global agrees to waive its right to receive the Royalty hereunder on a number of Systems equal to the number of Systems that are sold by Licensor in violation of such requirements. Thus, if Licensor sells three (3) Systems to a Person to process Household Waste for a project in the United States without offering Covanta the right to own 50 percent of such project and to operate the project, Global shall waive its right to the Royalty on the first three (3) Systems purchased by Covanta.

Section 2.6 Commitment to Help Secure Refund of Purchase Order Deposit. Licensor has agreed, pursuant to Section 2.1(a) of the License Agreement, that if Covanta places one or more Purchase Order(s) for a total of five (5) Systems (excluding the Purchase Order for the Demonstration Plant), makes a down payment equal to ten percent (10%) of the Purchase Price to AK at the time such Purchase Order(s) are placed and later decides, for any reason, to terminate the License Agreement and give up all of its license rights thereunder, to use all reasonable business efforts to arrange for AK or Licensor to refund such deposit to Covanta in full or, if Covanta agrees, to apply the portion of such deposit not reimbursed to any Purchase Order(s) that have been or are placed by Global for its own account or for a customer of Global for a project using the Technology (with such party reimbursing Covanta for the full amount of the deposit so credited to its Purchase Order). Global agrees to use all reasonable business efforts to assist Covanta in securing the refund from AK and Licensor and further agrees to apply the deposits to future Purchase Orders placed by Global, subject to Global agreeing to pay the full amount so credited to Covanta simultaneously with the giving of the credit.

ARTICLE 3 – CONDITIONS TO EFFECTIVENESS

Section 3.1 Reimbursement of Payments to Trianon. On or before the Effective Date, (i) Global shall provide Covanta with a schedule of all of the payments made to Trianon pursuant to the Consulting Agreement and (ii) Covanta shall reimburse Global for the full amount of such scheduled payments.

Section 3.2 Consulting Agreement with Trianon. On or before the Effective Date, Covanta shall enter into an arrangement with Trianon to replace the Consulting Agreement. On the Effective Date, Trianon shall provide a letter to Global and Covanta confirming that the Consulting Agreement has been terminated.

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Section 3.3 Letter Agreement. On or before the Effective Date, Global shall provide a letter to Licensor confirming that Global accepts the granting of the Covanta Rights and that it will not exercise any of such rights while the License Agreement is in effect.

Section 3.4 Payment to AK. On or before the Effective Date, Covanta shall have paid [*****] to AK as required by Section 3.6 of the License Agreement.

ARTICLE 4 – DEMONSTRATION PLANT

Section 4.1 Ownership and Financing of the Demonstration Plant. The Demonstration Plant shall be owned by a special purpose entity to be formed and owned by Covanta or an Affiliate of Covanta. Covanta shall be responsible for financing 100 percent of the costs of the Demonstration Plant, including all the costs to permit the plant, procure the components for the plant (including the System), construct, install and start-up the plant and make the plant operational and a reasonable amount of working capital to enable the special purpose entity to commence the operation of the plant.

Section 4.2 Transfer of Demonstration Plant System to Global. If Covanta elects not to proceed to the Initial Period in accordance with the provision of Section 2.2(f) of the License Agreement, Covanta shall provide a written notice to Global simultaneously with the notice required to be provided to Licensor in Section 2.2(f) of the License Agreement stating that it has elected not to proceed to the Initial Period (the “Election Notice”). If Covanta elects not to proceed to the Initial Period ), Covanta shall be obligated to transfer the System that it purchased for the Demonstration Plant (the “DP System”) to Global, at no cost to Global, subject to the procedures set forth below:

     (a) Notice to Covanta. If Covanta does not provide the notice to Licensor as provided for in Section 2.2(f) of the License Agreement by the due date specified therein or if Covanta fails to provide the Election Notice to Global on such due date as provided for herein, Global shall have the right to notify Covanta that it wants the DP System to be transferred to Global at any time during the sixty (60) day period following the due date for such notices. If Global fails to provide such notice during such sixty (60) day period, Global shall be deemed to have decided to not have the System transferred to Global, and Covanta shall be free to retain or dispose of the System as it sees fit without any further obligation to Global in respect thereof.

     (b) Removal of the System from the Demonstration Plant. Upon Covanta’s receipt of a notice from Global that it wants the DP System as is provided for in Section 4.2(a), Covanta shall remove the DP System from the Demonstration Plant, disassemble the DP System and place it at a location on the site of the Demonstration Plant (the “DP Site) so that it can be picked up and removed from such site by truck, all at Covanta’s sole cost and expense. For the avoidance of doubt, Covanta shall not be required to remove any other portion of the Demonstration Plant other than the DP System purchased from AK. Covanta shall use all reasonable efforts to remove and disassemble the DP System without damaging it, but it will not be responsible for any such damages unless

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Global can show that the damages were due to an intentional act or the gross negligence of Covanta or any of its contractor or their respective employees.

     (c) Notice to Global. Covanta shall provide an initial notice to Global stating when it expects that the DP System will be available for pick-up in accordance with the provisions of Section 4.2(b) and shall provide a second notice when such work has been completed and the DP System is available for pick-up.

     (d) Removal from the DP Site. Global will have ninety (90) days following the receipt of the second notice provided for in Section 4.2(b) that the DP System is available for pick-up (or such longer period as may be agreed to by Covanta in its sole discretion), to arrange for a qualified contractor to pick up the DP System and remove it from the DP Site at Global’s sole expense. The contractor engaged by Global shall provide Covanta with a certificate of insurance (reflecting all standard required coverages required for a Person performing such work) prior to being allowed to enter onto the DP Site and shall observe all of Covanta’s standard security procedures while on the DP Site. For the avoidance of doubt, Global shall not be responsible for any other removal costs or the costs associated with returning the DP Site to the condition that it was in prior to the installation of the Demonstration Plant, any such costs to be solely for the account of Covanta.

     (e) Title to the DP System and Condition. The DP System which is removed from the Demonstration Plant shall be transferred to Global in its “as is” and “where is” condition, without any representations and warranties except for good title, free and clear of any liens.

     (f) Failure to Remove. If Global fails to remove the DP System by the date specified in Section 4.2(d) (or notifies Covanta, in writing, that Global is not interested in securing the DP System), Covanta shall be free to retain or dispose of the DP System as it sees fit without any further obligation to Global in respect thereof.

Section 4.3 Visiting the Demonstration Plant. The officers and employees of Global shall be entitled to visit the Demonstration Plant at any time subject to providing Covanta with twenty-four (24) hours prior notice and observing the standard security procedures of Covanta while on the DP Site. The officers and employees of Global shall have the right to bring all interested parties (other than Competitors of Covanta) to observe the DP System in operation at the Demonstration Plant subject to (i) providing Covanta with a minimum of forty-eight (48) hours prior notice of the date and time of the proposed visit, the names of each person that will be visiting and the company or party that such person represents, (ii) Covanta confirming that it expects the DP System to be operational at the time of the visit and (iii) observing the standard security procedures of Covanta while on the DP Site. Notwithstanding the foregoing, if Covanta does not expect the DP System to be operational on the date of the proposed visit, the Parties shall cooperate to allow for such visit to take place as soon thereafter as practicable. Under no circumstances will Covanta be obligated to run any particular feedstock in the DP System during any such visit unless Covanta agrees to do so in its sole discretion. In addition to the foregoing

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requirements, all of the Global visitors shall comply with the following: (a) remain on the DP Site only if accompanied by a guide that is provided by Covanta; (b) avoid any interference with the operation or maintenance of the Demonstration Plant; (c) not be on the DP Site for more than six (6) hours; and (d) not take any photographs, video or other digital impressions of the Demonstration Plant or the DP Site without the express written permission of Covanta.

Section 4.4 Access to Information. Covanta agrees to provide Global with complete and total access to all information developed in connection with the installation, start-up and operation of the Demonstration Plant as if Global was a fifty percent (50%) owner of the Demonstration Plant. Such information shall include the results of all tests, operating logs, internal reports, operations and maintenance expenses and all other information that is applicable to the installation and use of the Technology that is relevant to Global in its efforts to commercialize the Technology. For the avoidance of doubt, nothing contained in this Section 4.4 shall obligate Covanta to disclose confidential information to Global in respect of any project that is owned or operated by Covanta on or adjacent to the DP Site. Covanta further agrees to use all reasonable commercial efforts to respond to inquiries from Global regarding the information that has been provided regarding the Demonstration Plant. The Parties are aware that a number of Improvements could be made regarding the design and fabrication of the Technology that will enable the Demonstration Plant to be more effective and that Covanta’s feedback from the initial start-up and operation of the Demonstration Plant could yield additional possibilities for design and fabrication Improvements. The Parties shall cooperate with each other and with Licensor to work on any such Improvements to the Technology prior to AK completing the manufacturing of the System that is ordered for the Demonstration Plant, as well as following the delivery, start-up and operation of such System.

ARTICLE 5 – ROYALTY

Section 5.1 Calculation of the Royalty. Covanta shall pay a royalty (the “Royalty”) to Global based on the amount of diesel that is sold by each Project equal to ten percent (10%) of the revenue derived from the sale of such diesel (exclusive of any taxes and any costs included in the price for the delivery of such diesel, which costs shall be separately stated in all such agreements for the sale of diesel) for a period of twenty (20) years from the date that the applicable Project achieves commercial operation. With respect to the Royalty, it is further agreed that:

     (a) For the avoidance of doubt, the Royalty will not apply to the tipping fees that are received by a Project on the material it accepts for conversion or to the value of any production tax credits or any other credits received by the owner of the Project or any other revenue streams other than the sale of diesel;

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     (b) Following the termination of the License Agreement, Covanta shall not be obligated to pay the Royalty on any future Projects developed by Covanta (excluding any Projects that have placed a purchase order for one or more Systems prior to the date of termination or loss);

     (c) Notwithstanding anything contained herein to the contrary, Covanta shall not be obligated to pay the Royalty with respect to (i) the Demonstration Plant or (ii) any project other than a Project, including any projects initiated and developed by Trianon or Global (even if Covanta invests in any such project) except that the Royalty shall be paid on all Carve-Out Projects in which Covanta invests;

     (d) Notwithstanding anything contained herein to the contrary, Covanta shall not be precluded from ceasing operation of any Project if Covanta determines that the net revenues of such Project are not sufficient to meet expenses or if it operates the Project at an unacceptable level of profit, loss or risk. Once the operation of any Project has been terminated, Covanta shall not be required to pay any Royalty with respect to such Project unless and until the operation of the Project is re-commenced; and

     (e) If Covanta wants to develop any Project on the basis that the diesel which is produced by the Project will be given to a party involved in the Project as consideration for its involvement, the Parties shall agree on a method of valuing the diesel for purposes of determining the Royalty or adopt an alternate way of calculating the Royalty for such Project.

Section 5.2 Payment of the Royalty. Covanta shall calculate the Royalties that are due to Global for each calendar quarter and pay the amount calculated within sixty (60) days following the end of each such calendar quarter. Covanta shall provide a statement to Global with each payment showing the total number of gallons of diesel fuel sold by each System or Project and the total amount paid for such diesel fuel (unless an alternate way of calculating the Royalty for a particular Project has been agreed to by the Parties, in which case Covanta shall show the relevant information in support of such calculation for such Project). Global shall be entitled to have an independent accounting firm review Covanta’s records from time to time to verify the calculation of the Royalty contained in a particular quarterly statement for a period of two (2) years following the receipt of such statement. If Global disagrees with the calculation of any Royalty payment, it shall notify Covanta of the basis of its disagreement and the Parties shall attempt to resolve such disagreement within sixty (60) days. If the Parties cannot resolve their disagreement within such sixty (60) day period, either Party may treat such failure to agree as a Dispute and require it be resolved in accordance with the procedures set forth in Article 9.

Section 5.3 Change of Assumptions. Global acknowledges that the fixed percentage that is specified herein for the Royalty assumes that the Demonstration Plant will confirm the operating cost and performance inputs to be provided by Global (the “Assumptions”), all of which are shall be confirmed in writing by the Parties. The Assumptions will be based on a Project comprised of five (5) Systems. If at the end of the Interim Period the actual results of the operation of the Demonstration Plant indicate that some or all of the

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Assumptions are not accurate and need to be modified, the Parties shall review the impact of all such differences (positive and negative) as a whole through the use of an agreed pro forma model and modify the fixed percentage for the Royalty to compensate Covanta for any overall deterioration in Project economics caused by all of the modifications required to the Assumptions. Once a change in the fixed percentage for the Royalty has been agreed, the Parties shall amend this Agreement to reflect such revised fixed percentage. If the Parties cannot agree on the modification to be made to the fixed percentage within sixty (60) days following the end of the Interim Period, either Party may treat such failure to agree as a Dispute and require it be resolved in accordance with the procedures set forth in Article 9.

Section 5.4 Sale of Systems to Governmental Organizations. If Covanta sells one or more Systems to a Governmental Organization, Covanta shall be obligated to pay Global the Royalty in connection with the operation of such Project and Covanta shall price such obligation into the cost of operating such Project for the Governmental Organization. If the Governmental Organization wants to retain the diesel fuel produced by the Project for its own use, then the Parties shall agree on a method of valuing the diesel for purposes of determining the Royalty or adopt an alternative way of calculating the Royalty for such Project. In connection with a sale of Systems to a Governmental Organization, Covanta will disclose to the Governmental Organization Covanta’s obligation to pay such Royalty to Global and the Use License (as defined in the License Agreement) which is provided to the Governmental Organization for such Project or some other agreement that benefits Global will obligate the Governmental Organization to pay the Royalty to Global if Covanta’s agreement to operate such Project is terminated for any reason.

ARTICLE 6 – EFFECTIVE DATE AND TERM

Section 6.1 Effective Date. This Agreement shall become effective as of the date and year first above written (the “Effective Date”) so long as all of the conditions specified in Article III have been satisfied or waived by the Parties.

Section 6.2 Term of the Agreement. This Agreement shall continue in effect from the Effective Date until December 31, 2047 unless it is terminated earlier by either Party in accordance with the provisions of this Agreement or by the mutual written agreement of the Parties.

ARTICLE 7 – TERMINATION

Section 7.1 Termination Rights. This Agreement may be terminated by either Party in the case of the failure of the other Party to fulfill any of its material obligations hereunder (a “Default”) on ninety (90) days’ prior written notice to the Party in Default, such notice to specify the performance failure of such Party. Such termination shall not affect any of the obligations of the Parties in existence on the date of such termination, including (i) any existing obligations of Covanta to pay Royalties, (ii) any existing obligations of the

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Parties in respect of existing Project Companies and (iii) any existing obligations of the Parties in respect of any of the projects jointly being pursued by the Parties which are the subject of other agreements that have been entered into by the Parties.

Section 7.2 Cure Rights. Notwithstanding anything contained herein to the contrary, a Party that is in Default shall be entitled to cure such Default by satisfying its performance obligation prior to the end of such ninety (90) day period. Furthermore, if such Party is diligently proceeding to cure such Default but such cure cannot be accomplished within such ninety (90) day period, the Party in Default shall be given up to an additional sixty (60) days to cure the Default so long as such Party continues to diligently pursue curing the Default. If the Default is cured by the Party that is in Default prior to the end of the cure period, then the notice of termination shall be null and void. If a Party fails to cure a Default, then this Agreement shall terminate on the date set forth in the notice of Default, but in no event prior to ninety (90) days following the issuance of such notice of Default.

ARTICLE 8 – REMEDIES

Section 8.1 Injunctive Relief and Specific Performance. The Parties acknowledge and agree that irreparable damage might occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is therefore agreed that each of the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 8.2 Limitation of Liability. The Parties expressly waive any claims against each other and their respective Affiliates for indirect, special, non-compensatory, incidental, punitive, exemplary or consequential damages of any type, whether arising in contract or tort (including negligence, whether sole, joint or concurrent or strict liability), arising out of or relating to this Agreement or a breach hereof; provided, however, that this provision shall not waive any claims that the Parties may have under any other agreements entered into between the Parties. The limitations on liability and the remedies set forth in this Agreement have been expressly bargained for by the Parties and reflect the knowing allocation of the risks inherent in this Agreement between the Parties.

ARTICLE 9 – RESOLUTION OF DISPUTES

Section 9.1 Dispute Resolution. The Parties agree to cooperate with each other in good faith to try to resolve any controversy or dispute between them arising under this Agreement (each a “Dispute”) in accordance with the following procedures:

     (a) If a Dispute cannot be resolved informally, such Dispute shall initially be referred, through written notice by one Party to the other Party, to a meeting of senior

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management representatives of the Parties. The senior management representatives will meet to resolve the Dispute within fifteen (15) days following presentation of the matter to them.

     (b) If the Dispute cannot be resolved pursuant to Section 9.1(a), the Chief Executive Officers of the Parties shall meet to resolve the Dispute within fifteen (15) days following the conclusion of the consideration of the Dispute under Section 9.1(a) .

     (c) If the matter is not resolved within thirty (30) days of the written notice in Section 9.1(a), either Party may submit the Dispute to arbitration by submitting a Request for Arbitration pursuant to Article 4 of the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) or such equivalent arbitration rules of the ICC then in effect (the “ICC Rules”), provided that nothing in this Agreement shall prevent or delay either Party from applying for interim or conservatory measures pursuant to Article 23 of the ICC Rules.

Section 9.2 Arbitration of Unresolved Disputes.

     (a) All Disputes arising out of or in connection with this Agreement that are not resolved in accordance with the provisions of Section 9.1 shall be finally settled under the ICC Rules by binding arbitration conducted in the English language and held in Washington, D.C. before a panel of three (3) arbitrators. Notwithstanding anything to the contrary in the ICC Rules, the following procedures shall apply for the appointment of the three (3) arbitrators. Each Party shall appoint one (1) arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within thirty (30) days from the date that the Dispute was submitted to arbitration. If a Party fails to deliver written notification of its appointment of an arbitrator and his/her acceptance within the time period provided in this Section 9.2, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules and be deemed a Party-appointed arbitrator for all purposes hereof. The first two arbitrators so selected shall select the third arbitrator (who shall act as chairman of the arbitration proceedings), prior to the thirtieth (30th) day following the appointment of the second Party-appointed arbitrator. If the Party-appointed arbitrators are unable to select a neutral arbitrator, they shall jointly submit a list of four names (two each) to the ICC, which shall select the third arbitrator from the list submitted to it.

     (b) No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, a Party or any Affiliate of a Party, unless such restriction has been waived in writing by the other Party to the proceeding.

     (c) The substantive law governing the Dispute shall be the laws of the State of New York.

     (d) The arbitrators shall have the sole power and authority to determine the arbitrability of any Dispute arising under or relating to this Agreement or the subject matter hereof. Subject to any other relevant limitations set forth elsewhere herein, the

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arbitrators will have the power to award any type of relief that is just and appropriate in the arbitrators’ discretion, including compensatory damages, injunctive orders, orders for specific performances and declarations of rights.

     (e) The arbitrators shall not have power, however, to award punitive, consequential, exemplary or treble damages or any other type of relief in the nature of a penalty, and the Parties hereby expressly waive any right they might otherwise have to such relief. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.3 Finality; Enforcement. Any decision or award of a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties. Each Party agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Parties hereby waive any right to appeal or to review of the decision or the award of an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

Section 9.4 Costs. The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the ICC Rules.

Section 9.5 Continuing Performance Obligations. The existence of any Dispute or the pendency of the Dispute resolution procedures set forth herein will not relieve or excuse a Party from its ongoing duties and obligations under this Agreement, and the Parties shall nevertheless proceed with the performance of this Agreement in accordance with the terms hereof.

ARTICLE 10 – REPRESENTATIONS AND WARRANTIES

Section 10.1 Party Representations. As of the Effective Date, each Party represents and warrants to the other Party that:

     (a) It is duly organized and validly existing and, where applicable, is in good standing under the laws of the jurisdiction of its formation and it has all requisite power and authority to enter into and perform its obligations under this Agreement;

     (b) The execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors and do not and will not (i) violate any law, rule, regulation, order, decree or permit which is applicable to it or (ii) violate its organizational documents or any agreement to which it is a party;

     (c) This Agreement is a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity; and

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     (d) There is no litigation pending or, to the best of its knowledge, threatened to which such Party, its parent or any of its subsidiaries is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations under this Agreement.

Section 10.2 Additional Representation by Global. As of the Effective Date, Global is not in discussions with any Competitor of Covanta relating to the Technology.

ARTICLE 11 – GENERAL PROVISIONS

Section 11.1 Expenses. Except as is otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

Section 11.2 Confidentiality. The Parties agree to maintain the confidentiality of this Agreement and the terms and conditions hereof. Any public announcements or similar publicity with respect to this Agreement shall be issued at such time and in such manner as the parties shall jointly determine. Notwithstanding the foregoing, each Party (and its Affiliates) shall have the right to make all such disclosures as required by applicable law or by any governmental body, including any stock exchange or securities market to whose regulations or disclosure requirements a Party is subject, without the consent of the other Party hereto; provided, however, that in the event of any such required disclosure, the disclosing Party (and its Affiliates), to the extent reasonably practicable, shall provide the other Party with advance notice of any such disclosure and an opportunity to comment thereon. The parties acknowledge that it is their intent to limit, to the fullest extent possible, any publicity regarding their joint cooperation during the Interim Period, it being recognized, however, that Covanta will need to contact public officials in connection with securing permits or other approvals for the Demonstration Plant. In such regard, Covanta will undertake to obtain assurances of confidentiality from such public officials, but disclosures may nevertheless result.

Section 11.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

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Global:

Global Energy, Inc.
Moshe Aviv Tower, 38th Floor
Ramat Gan 52520, Israel
Attention: Asi Shalgi
Facsimile: +972-77-202-5445

Covanta:

Covanta Energy Corporation
c/o Covanta Holding Corporation
40 Lane Road
Fairfield, NJ 07004, USA
Attention: General Counsel
Facsimile: +1-973-882-7357

Section 11.4 Waiver. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 11.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 11.6 Assignment. Neither Party may assign its rights under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that each Party may make an assignment of this Agreement to an Affiliate (so long as such Party remains liable for its obligations hereunder following such assignment) and each Party may make a collateral assignment of its rights hereunder to one or more lender(s) in connection with the financing being arranged by such Party. In the case of a collateral assignment by one Party to one or more lenders, the other Party shall, if requested to so, negotiate the terms of a consent to assignment in good faith and enter into such consent without delay. Notwithstanding the

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foregoing, a Party may withhold its consent in the case of a proposed assignment to a Person that is a Competitor of the Party whose consent is being sought.

Section 11.7 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 11.8 Governing Law. This Agreement will be governed by, and construed in accordance with the laws of, the State of New York without regard to its conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.9 No Power of Representation. Neither Party shall have the authority or right under this Agreement to, nor shall either Party hold itself out as having the authority or right under this Agreement to, (i) assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of the other Party without the express prior written consent of such other Party or (ii) accept service of any legal process addressed to or intended for such other Party.

Section 11.10 No Partnership. Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity between the Parties (including their Affiliates), nor a fiduciary relationship between the Parties (including their Affiliates).

Section 11.11 No Third Party Beneficiaries. No provision of this Agreement is intended or is to be construed to confer upon any Person, other than the Parties and their respective Affiliates and successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.12 Compliance with Law. Each Party and its Affiliates shall comply with all applicable laws, including the Foreign Corrupt Practices Act of 1977 of the United States of America (15 U.S.C. §§ 78dd-1, et seq.), in its or their performance of any activities hereunder.

Section 11.13 Counterparts and Facsimile Signatures. This Agreement, and any other agreement, instrument, certificate of other documents desirable to be executed and delivered in order to consummate the Contemplated Transactions, may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any such document may be executed by facsimile signature.

[Signature page follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GLOBAL ENERGY, INC.

By:	/s/ Asi Shalgi
Asi Shalgi, Chief Executive Officer

COVANTA ENERGY CORPORATION

By:	/s/ Timothy J. Simpson
Timothy J. Simpson, Executive Vice
President and General Counsel

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EXHIBIT 1 – KEY TERMS OF LLCA

Newly Formed Entity:	As is provided for in Section 2.3(g), Covanta shall form a separate limited liability company (the “Project Company”) for each Project that is to be owned jointly by Covanta and Global.

State of Organization:

Unless the Parties agree otherwise, the Project Company shall be formed under the laws of the State of Delaware and shall be authorized to do business in all such other states as required for the ownership and operation of the Project.

Members:	The members of the Project Company (the “Members”) shall be Covanta or its Affiliate and Global or its Affiliate.

Board of Managers:

The business and affairs of the Project Company shall be managed and directed by a board of managers (the “Board of Managers”) consisting of three (3) individual Managers, each entitled to one vote. So long as Global has committed to invest at least twenty percent (20%) of the total equity required for the Project in the Project Company (the “Total Required Equity”), Covanta shall appoint two (2) of the Managers and Global shall appoint (1) of the Managers. If Global has committed to invest less than twenty percent (20%) of the Total Required Equity, Global shall not have the right to appoint a Manager and Covanta shall appoint all of the Managers of the Project Company. If Global has committed to invest at least twenty percent (20%) of the Total Required Equity and Global fails to actually fund at least such percentage, Global shall lose its right to appoint one of the Managers thereafter.

Meetings of Board:

The Board of Managers may take actions by the unanimous consent of the Managers without a meeting or by a majority vote at any regular or special meetings, subject to at least fifteen (15) days’ prior notice for special meetings to allow all the Managers to be present at the meeting. The presence of two Managers shall constitute a quorum for the Board of Managers to vote on matters; provided, however, that the Board of Managers shall not be authorized to vote on any matter that requires a Unanimous Decision (defined below) unless the Manager that is designated by Global attends the meeting (but only if Global is authorized to appoint one of the Managers as provided for herein).

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Unanimous Decisions:	The following decisions shall require the unanimous vote of the Board of Managers (each a “Unanimous Decision”):

	(i)	Any consolidation, liquidation, reorganization, winding-up, merger or sale of the Project Company;

	(ii)	A transfer, assignment or sale of all or substantially all of the assets or business of the Project Company;

	(iii)	Any action that would alter or change any of the rights, privileges, obligations or liabilities or Global or dilute the voting interest of Global;

	(iv)	The incorporation, establishment or acquisition of an ownership interest in any other entity;

	(v)	Entering into any partnership or joint venture;

(vi)

Decisions regarding tax elections, the adjudication of tax disputes, the settlement of tax disputes and other tax matters of the Project Company to the extent any such decision could have a material adverse effect on Global;

	(vii)	The offering of equity interests in the Project Company on a public securities market;

	(viii)	Any material modification or amendment to the Certificate of Formation of the Project Company or the LLCA; and

	(ix)	Any contract or other transaction entered into by the Project Company and a Member or any Affiliate of a Member.

Cessation of Operations:

Notwithstanding anything contained herein to the contrary, Covanta shall have the unilateral right to cease operating the Project as provided for in Section 5.1(d) of the Business and Royalty Agreement, following which the Parties shall cooperate together in good faith to decide how to dispose of the Project or the Project Company. If the Parties cannot agree, Covanta shall be entitled to dispose of the Project or the Project Company in a commercially reasonable manner. In such event, Global’s Manager shall be deemed to have consented to any such commercially reasonable sale of the Project and/or a consolidation, liquidation, reorganization,

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winding-up, merger or sale of the Project Company under clause (i) of the Unanimous Decisions provision above. It is further agreed that any such sale of the Project or of the Membership Interests in the Project Company shall not be subject to any of the Restrictions on Transfer provisions or the Right of First Refusal provision set forth below.

Ownership:	All property, assets and work product which is developed by the Project Company shall be owned by and in the name of the Project Company and not in the name of any of the Members or Managers.

Minimum Ownership:

If Global makes a commitment to provide a portion of the Total Required Equity and Global later fails to fund all or a portion of its equity investment as such funds are required for the Project and if, as a result of such failure, Global’s membership interest falls below the minimum investment of ten percent (10%) of the Total Required Equity, Covanta shall have the right to require Global to sell its entire membership interest in the Project Company to Covanta at a price equal to seventy-five percent (75%) of the amount actually invested by Global in respect of such membership interest.

Pro Rata Interests:

The Members shall be entitled to their pro rata share of each item of income, gain, loss, deduction and credit derived by the Project Company and to their pro rata share of the net distributable cash flow of the Project Company.

Officers:

The Board of Managers will have the authority to designate officers of the Project Company, which shall consist of at least a President, a Secretary and a Treasurer. The Board of Managers may appoint such other officers and agents as it shall deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Managers. Neither the Managers nor the officers shall receive compensation for their services to the Project Company in such capacities.

Employees:	The Project Company shall not have any employees. All services shall be performed under service contracts by third parties.

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Limitation of Liability:

None of the Members, Managers and officers of the Project Company shall be obligated personally for any of the debts, obligations or liabilities of the Project Company solely by reason of being a Member, a Manager or an officer of the Project Company.

Tax Status:	It is the intention of the Members that the Project Company be treated as a partnership for federal tax purposes and all relevant state tax purposes, where possible.

Restrictions on Transfer:

Each Member may sell or transfer all or a portion of its membership interest in the Project Company to a third party, subject, however, to the Right of First Refusal of the other Member as set forth below.

Notwithstanding the foregoing, any Member may transfer its economic interest in such Member’s ownership interest in the Project Company to an Affiliate; provided, however, that such transfer shall give the transferee only the right to receive distributions, income, gain and loss allocable to such Member’s ownership interest to which such Member would otherwise be entitled.

Right of First Refusal:

If any Member wishes to sell its membership interest in the Project Company to a non-Affiliate, such offering Member shall first offer to sell its membership interest to the other Members by delivering notice which shall include the terms of the offer. Each other Member shall have the right to purchase all of the membership interest so offered. If none of the Members accept the offer, the offering Member may transfer all of its membership interest to a third party on terms no more favorable to the third party than those originally offered to the other Members, subject to the consent of the other Members as provided above.

Dispute Provision:	Unless the Parties agree otherwise, the dispute provisions set forth in Article 9 of the Agreement shall be incorporated in the LLCA.

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EXHIBIT 2 – FORM OF EQUITY COMMITMENT LETTER

[COVANTA LETTERHEAD]

____________ __, 20__

Mr. ________________
[Global Energy, Inc. or Relevant Affiliate]
Moshe Aviv Tower, 38th Floor
Ramat Gan 52520, Israel

Re: Equity Commitment

This letter will confirm the commitment of [Global Energy, Inc., a Delaware corporation] (“Global”), to invest equity in the project being developed by [Covanta Energy, Inc., a Delaware corporation] (“Covanta”) in the ___________________project (the “Project”) being developed in _____________________.

Covanta [has formed/will form] a limited liability company (the “Project Company”) under the laws of the State of Delaware and [has qualified/intends to qualify] the Project Company to do business in _______________.

Covanta estimates that the total capital cost of the Project, including all the development costs, engineering, procurement and construction costs, start-up costs and initial working capital, is $__________ (the “Total Required Equity”). The current capital cost budget is attached hereto as Schedule 1. Covanta shall update the capital cost budget from time to time as the development of the Project proceeds and provide such updates to Global.

A tentative schedule for the funding of the Total Required Equity, on a monthly basis, is attached hereto as Schedule 2. Covanta shall update the funding schedule from time to time as the development of the Project proceeds and provide such updates to Global.

Global hereby acknowledges and agrees that the Total Required Equity and the tentative equity funding schedule are estimates and that the ultimate equity investment and equity funding schedule shall be what is actually required for the Project once a Purchase Order is to be issued and construction of the Project is to proceed.

Global has notified or advised Covanta that it wants to invest ______ percent (__%) of the Total Required Equity. [As the percentage is less than twenty percent (20%) of the Total Required Equity, Global shall not have the right to appoint an individual to the Board of Managers of the Project Company.] [This sentence shall only be included in the

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letter if Global commits to invest less than twenty percent (20%) of the Total Required Equity.]

Once the development of the Project advances to a point where Covanta believes that the Project is likely to proceed, Covanta will prepare a draft of the limited liability company agreement (the “LLCA”) for the Project Company based on the model agreement that was negotiated by the parties under the Business and Royalty Agreement and provide it to Global for review. Thereafter, the parties shall cooperate together in good faith to negotiate and finalize the terms of the LLCA.

In connection with the Project, the parties have further agreed as follows:
____________________________________________________________________________________________________________________________.

Please confirm the amount of your equity commitment and your acceptance of the other terms of this equity commitment letter agreement by signing in the space provided below and returning it to me within thirty (30) days of the date hereof.

Sincerely yours,

Name:
Title:
[Covanta Energy, Inc.]

[Global Energy, Inc.] hereby confirms that it will provide ________ percent (__%) of the Total Required Equity and that it agrees with all the terms of this equity commitment letter agreement.

By:
Name:
Title:
Date:

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SCHEDULE 1 – TOTAL CAPITAL BUDGET

SCHEDULE 2 – PRELIMINARY EQUITY FUNDING SCHEDULE

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